Exhibit 19.1

INTELLIA THERAPEUTICS, INC.

FOURTH AMENDED & RESTATED

INSIDER TRADING POLICY

The Board of Directors of Intellia Therapeutics, Inc. (collectively with its subsidiaries, the “Company”) has adopted this Fourth Amended & Restated Insider Trading Policy (the “Policy”) to provide guidelines regarding the trading of the Company’s securities and the disclosure of information concerning the Company. All capitalized terms used in this Policy shall have the meaning ascribed thereto in this Policy, including Section IX below.

I.
INTRODUCTION, PURPOSE & SCOPE
a.
Introduction. The securities laws of the United States (including federal and state laws) and other jurisdictions prohibit the purchase or sale of a public company’s securities by persons who are in possession of Material, Nonpublic Information about that company (such prohibited activities being referred to as “Insider Trading”). These laws also prohibit persons who are in possession of Material, Nonpublic Information about a public company from disclosing that information to others who may purchase or sell that company’s securities.
b.
Purpose. The Company has adopted this Policy to prohibit Insider Trading by Covered Persons, including trading (e.g., buying or selling) the Company’s securities by persons who are in possession of Material, Nonpublic Information.
c.
Scope. This Policy is applicable to all Covered Persons.

II.
INSIDER TRADING PROHIBITION
a.
Policy Statement. This Policy sets forth the Company’s requirements for (i) Covered Persons’ compliance with Insider Trading laws and regulations and (ii) the disclosure of Material, Nonpublic Information obtained through a Covered Person’s relationship with the Company. Accordingly, Covered Persons may not:
i.
purchase or sell any type of the Company’s securities while in possession of Material, Nonpublic Information about the Company; or
ii.
directly or indirectly pass along, disclose or provide (so called “tipping”) Material, Nonpublic Information concerning the Company (including by way of social media); or
iii.
recommend to any other person (including Immediate Family members) to purchase, sell, or hold the Company’s securities while in possession of Material, Nonpublic Information about the Company (including by way of social media); or
iv.
do any of the activities described in “i” through “iii” above with respect to a public company (e.g., an issuer of securities) other than the Company when such Covered Person is in possession of Material, Nonpublic Information about such public company through or by way of such Covered Person’s relationship with the Company.
b.
Individual Responsibility. Each Covered Person is responsible for ensuring that they do not violate Insider Trading laws and regulations, this Policy and the Company’s Communications Policy (including with respect to use of social media). In addition, each employee, officer, director, and temporary staff member is responsible for ensuring that members of their Immediate Family and any family trusts (or similar entities) controlled by or benefitting them or their Immediate Family do not violate Insider Trading laws and regulations, this Policy and the Company’s Communications Policy.

III.
PROHIBITED TRANSACTIONS AND ACTIONS
a.
No Short Sales. Covered Persons may not engage in short sales of the Company’s securities, i.e., selling securities that the seller does not own or a sale that is completed by delivering to the buyer borrowed securities.
b.
No Margin Accounts or Pledges. Covered Persons may not purchase the Company’s securities on margin, borrow against any account in which the Company’s securities are held, or pledge the Company’s securities as collateral for a loan except as otherwise approved by the Audit Committee prior to the effective date of this Policy.
c.
No Hedging Transactions. Covered Persons may not engage in hedging transactions with respect to the Company’s securities.
d.
No Derivative Transactions. Covered Persons may not engage in any derivative or similar transactions with respect to the Company’s securities, including, but not limited to, purchases or sales of puts, calls, options, forward contracts, collars, equity or performance swap or exchange fund agreements, or any similar agreements or arrangements, however denominated, in the Company’s securities.

IV.
PERMITTED TRANSACTIONS AND ACTIONS
a.
Permitted Trading. Covered Persons may purchase or sell the Company’s securities as provided in Section VI below based on such Covered Person’s Trading Group designation.
b.
Employee Stock Purchase Plan. This Policy does not apply to purchases of the Company’s common stock through the Company’s Employee Stock Purchase Plan (“ESPP”), but this Policy does apply to sales of the Company’s securities purchased under the ESPP, including electing the “quicksale” option for such securities.
c.
Stock Option Exercises for Cash. This Policy does not apply to a Covered Person’s exercise, for cash, of their stock options granted by the Company, but this Policy does apply to sales of the Company’s securities purchased by exercising any stock option granted by the Company, including any sale of any of the Company’s stock as part of a broker-assisted cashless exercise of a stock option, or any other market sale of securities covered by this Policy for the purpose of generating the cash needed to pay the exercise price of a stock option granted by the Company.

d.
Gifts, Estate Planning. This Policy does not apply to bona fide gifts or contributions of the Company’s securities to a trust or other similar entity that is under control of or established for the benefit of the Covered Person (including any Immediate Family) if the recipient of such gift or contribution is considered a Covered Person for purposes of this Policy.
e.
Authorized Disclosures of MNPI. Only Covered Persons who are authorized to speak for the Company under the Company’s Communications Policy and procedures may disclose Material, Nonpublic Information concerning the Company if such disclosure complies with the applicable legal requirements, and such disclosure shall no longer be considered Material, Nonpublic Information after one full trading day on the Nasdaq Stock Market has occurred.

V.
Trading Plans
a.
Rule 10b5-1 Affirmative Defense. The Securities and Exchange Commission’s Rule 10b5-1 provides a person with an affirmative defense against Insider Trading liability for transactions made pursuant to a qualifying written plan that is adopted at a time when such person does not possess Material, Nonpublic Information.
b.
Approved 10b5-1 Trading Plan. This Policy permits Covered Persons to purchase or sell the Company’s securities when they may be in possession of Material, Nonpublic Information if the purchase or sale is made pursuant to a Trading Plan, which is established while the Covered Person is not in possession of Material, Nonpublic Information, approved by the Company’s Executive Vice President, General Counsel (“GC”), and otherwise satisfies the requirements of Rule 10b5-1 and this Policy. Each Trading Plan must comply with the Company’s Trading Plan Guidelines that are attached to this Policy as Attachment 1 (as may be amended from time to time, the “Trading Plan Guidelines”).

VI.
TRADING GROUPS & TRADING WINDOWS
a.
Trading Groups Generally. The Company has identified on Attachment 2 to this Policy (i) two distinct trading groups (“Trading Group A” and “Trading Group B,” each a “Trading Group”), (ii) the applicable trading restrictions that apply to each Trading Group, and (iii) the titles or other description of those employees, officers, directors, and temporary staff who have been designated as a member of each of the Trading Groups. The Company may amend the Trading Group designations and applications trading restrictions at any time. The trading restrictions applicable to each Trading Group are summarized below:
i.
Trading Group A. Covered Persons who are members of Trading Group A:
1.
may only sell the Company’s securities pursuant to a Trading Plan, which (a) may only be entered into during a Trading Window and when such Covered Person is not in possession of Material, Nonpublic Information about the Company or subject to a Blackout Notice and (b) is approved by the GC; and
2.
may purchase the Company’s securities on the open market during a Trading Window when such Covered Person is not in possession of Material, Nonpublic Information about the Company or subject to a

Blackout Notice, if such Covered Person first obtains written approval for such purchase from the GC.
ii.
Trading Group B. Covered Persons who are members of Trading Group B may only buy or sell Company stock during an open Trading Window, when not subject to a Blackout Notice, and as long as the Covered Person is not otherwise in possession of Material, Nonpublic Information concerning the Company. Trading Group B members may also buy or sell Company stock under a Trading Plan established during an open Trading Window, when such Covered Person is not subject to a Blackout Notice, and as long as the Covered Person is not otherwise in possession of Material, Nonpublic Information.
b.
Trading Group Designations. The Company’s GC, or a designee thereof, will deliver notice to each Covered Person regarding their status as either a Trading Group A member or a Trading Group B member and shall maintain the list of the names of the Covered Persons who have been designated as members of each Trading Group in consultation with the President and Chief Executive Officer (“CEO”) and the Executive Vice President, Chief Financial Officer (“CFO”), and other executive officers of the Company. Such list of Trading Group designations shall be readily available to employees, officers, directors, and temporary staff. Each executive officer of the Company shall ensure that the GC, or a designee thereof, is notified of any changes to such list (i.e., to change the status of any Covered Person due to a change of title or role within the Company) from time to time and as requested by the GC, or their designee.
c.
Designated Trading Window Periods.
i.
During each fiscal quarter (i.e., the three (3)-month periods ending on March 31, June 30, September 30, and December 31), the designated “Trading Window” (1) is expected to open one full trading day after the Company’s quarterly, periodic, or fiscal year-end earnings release information has been filed with or furnished to the Securities and Exchange Commission (“SEC”) and (2) is expected to end at the close of trading on the Nasdaq Stock Market on the last trading day of such fiscal quarter.
ii.
At any time, the Company may decide (1) to delay opening a Trading Window, (2) not to have a Trading Window in any fiscal quarter, (3) to close a Trading Window before the expected end date, or (4) to extend a Trading Window beyond the expected end date, in each case, as determined by the GC in consultation with the CEO and CFO.
iii.
The GC, or a designee thereof, shall provide a written notice to all Company employees, officers, directors, and temporary staff who are Covered Persons upon the opening and closing of any Trading Window and, notwithstanding the designated Trading Window timing noted above, no Trading Window shall be deemed open unless and until the GC, or their designee, has provided such a notice.
d.
Blackout Notices.
i.
From time to time, there may be Material, Nonpublic Information concerning the Company that is known by only certain Covered Persons during a Trading Window.

So long as this information remains Material, Nonpublic Information, this Policy prohibits those Covered Persons who are in possession of such information from (1) buying or selling the Company’s securities or (2) executing a Trading Plan. The GC, or a designee thereof, shall:
1.
notify those employees, officers, directors, and temporary staff who are Covered Persons who are known to possess such Material, Nonpublic Information (a “Blackout Notice”) that, notwithstanding any concurrent Trading Window, such Covered Person is prohibited from trading in the Company’s securities until such time as the Blackout Notice is withdrawn by written notice; and
2.
maintain and update (or cause to be maintained and updated) a definitive list of all such Covered Persons who are subject to any Blackout Notice.
ii.
All Covered Persons are accountable to keep any Material, Nonpublic Information subject to a Blackout Notice confidential (e.g., disclosing only to those permitted persons noted in the Blackout Notice) and such Covered Persons must promptly report to the GC, or their designee, any inadvertent disclosure of any Material, Nonpublic Information that is subject to a Blackout Notice to any person not already subject to the Blackout Notice.
e.
Hardship Exceptions.
i.
A Covered Person who has an extraordinary, unanticipated, and urgent need to sell the Company’s securities held by such Covered Person in order to obtain cash may, in appropriate circumstances, be permitted to sell Company stock even if a Trading Window is not open. A hardship exception may be granted only by the unanimous decision of the Company’s President & CEO, GC, and CFO and must be requested at least two (2) business days in advance of the proposed trade. A hardship exemption for any executive officers of the Company may only be granted by the chair of the Audit Committee of the Board of Directors of the Company. Such executive officers or the Audit Committee, as applicable, are under no obligation to approve a hardship exception, and neither the Company nor such executive officers or the Audit Committee, as applicable, will have liability for any refusal to grant a hardship exception or for any delay in making or communicating a decision.
ii.
Under no circumstance will a hardship exception be granted (1) if such Covered Person is, or would be, in possession of Material, Nonpublic Information or subject to a Blackout Notice or (2) for ordinary, anticipated, and non-urgent events, such as purchasing a home or paying tuition. Each request for a hardship exception should be submitted in writing to the GC.

VII.
POST-EMPLOYMENT TRANSACTIONS
a.
A Covered Person shall be subject to any trading restrictions under this Policy at the time such Covered Person’s employment, service relationship, or service as a director terminates, and shall continue to be subject to such restriction until such time as the Trading Window is next opened or the GC notifies such Covered Person that the applicable trading restrictions no longer apply to such Covered Person.
b.
If a Covered Person is in possession of Material, Nonpublic Information (whether or not under a Blackout Notice) when the Covered Person’s employment, service as a director, or service relationship with the Company terminates, the Covered Person may not purchase or sell Company securities or disclose such Material, Nonpublic Information until that information has been made public by the Company or such information otherwise ceases to be Material, Nonpublic Information, as determined by the GC.

VIII.
PENALTIES FOR NONCOMPLIANCE

Failure to comply with this Policy or any Insider Trading laws or regulations by any Covered Person may subject the Covered Person to disciplinary action by the Company up to and including termination of the applicable Covered Person’s employment, service as a director, or service relationship with the Company, whether or not the Covered Person’s failure to comply with this Policy results in a violation of Insider Trading laws or regulations or any other applicable laws.

IX.
DEFINITIONS
a.
“Covered Persons” means all Company employees, officers, directors, and temporary staff and members of their Immediate Family and family trusts (or similar entitles) controlled by or benefitting individuals subject to this Policy.
b.
“Immediate Family” means the following persons: the Covered Person’s spouse, parents, grandparents, children, grandchildren, siblings, anyone who lives in the Covered Person’s household, whether or not they are related to the Covered Person, and any family members who do not live in the Covered Person’s household but whose transactions in the Company’s securities are directed by the Covered Person or are subject to the Covered Person’s influence and control.
c.
“in possession of” means, with respect to Material, Nonpublic Information, being aware of or having access to such Material, Nonpublic Information.
d.
“Material, Nonpublic Information” or “MNPI” means material information regarding the Company that has not been previously disclosed to the general public through press releases, live webcasts, or SEC filings and is otherwise not available to the general public. Information (positive or negative) is “material” if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell the Company’s securities. In making a determination as to whether information is material, Covered Persons should consider whether the information would significantly alter the total mix of information available to an investor considering trading in Company stock. Any information that could reasonably be expected to affect the price of Company stock is material. Examples of categories of information that may be considered material for the Company include, without limitation:
•
Results or updated status of clinical trials such as interim safety, tolerability or efficacy data, patient accrual, or investigator recruitment.

•
Regulatory interactions and communications with the Company.
•
Significant developments regarding a Company product or program.
•
Acquisition of significant technology or now products.
•
Significant transactions (pending or proposed) such as mergers, collaborations, or license agreements.
•
Significant information about a partner or other third party.
•
Significant disputes or litigation (including threatened).
•
Governmental or internal investigations.
•
Patent related events.
•
Changes in top management.
•
Significant issues with 3rd party vendor performance or delays in supply chain.
•
Cyber related incidents.
•
Any other event or circumstance deemed Material Nonpublic Information by the GC in consultation with the CEO and CFO.
e.
“Trading Plan” means a written, pre-planned agreement with a broker (i) pursuant to which the broker is instructed to purchase or sell Company securities for the benefit of the plan beneficiary at a future date according to instructions in such plan and (ii) which meets the Trading Plan Guidelines attached hereto as Attachment 1.

Adopted January 19, 2016, subject to effectiveness of the Company’s Registration Statement on Form S-1

Amended by the Board of Directors: July 25, 2017

Second Amended & Restated Policy adopted by the Board of Directors on April 3, 2020, and made effective as of April 30, 2020

Third Amended & Restated Policy adopted by the Board of Directors on April 12, 2022, and made effective as of May 1, 2022

Fourth Amended & Restated Policy adopted by the Board of Directors on April 4, 2023, and made effective as of April 4, 2023

Attachment 1

to

Fourth Amended & Restated Insider Trading Policy

[***]

Attachment 2

to

Fourth Amended &Restated Policy on Insider Trading and Disclosure

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